Exhibit 99.1

Shake Shack Announces First Quarter 2017 Financial Results
- First Quarter Total Revenue Grew 41.7% -
- Raises Total Revenue and Unit Count Growth Guidance for 2017 -

NEW YORK, NY (Business Wire) — May 4, 2017 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported its financial results for the first quarter ended March 29, 2017, a period that included 13 weeks.
Financial Highlights for the First Quarter 2017:

▪	Total revenue increased 41.7% to $76.7 million.

▪	Shack sales increased 42.2% to $74.2 million.

▪	Same-Shack sales decreased 2.5%.

▪	Operating income increased 19.4% to $5.6 million.

▪	Shack-level operating profit*, a non-GAAP measure, increased 26.9% to $18.7 million, or 25.2% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 28.9% to $12.2 million.

▪	Net income attributable to Shake Shack Inc. was $2.3 million, or $0.09 per diluted share.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 30.9% to $3.7 million, or $0.10 per fully exchanged and diluted share.

▪	Thirteen net system-wide Shack openings, including seven domestic company-operated Shacks and six net licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We're proud of our nearly 42% total revenue growth and 29% Adjusted EBITDA growth in the first quarter, adding 13 new system-wide Shack openings. New company-operated Shack growth represented approximately $24 million of increased revenue this quarter, offset by a decrease in same-Shack sales. We are clearly dissatisfied with our comp result in Q1, but as a reminder our small comp base is made up of only 32 Shacks, the majority of which exist in the Northeast region which was most affected by cold weather and the holiday shift in March. Looking into the remainder of the year, we're increasing our development schedule and overall revenue expectations, despite the relatively small impact the comp base has on the overall Shack story. We remain committed to executing our strategy of growing in premier locations, investing in our teams and delivering a great guest experience. We are extremely pleased with the early results of the Shack App and this is a key component of our long-term strategy to meet our guests whenever and wherever they want their Shack."
Development Highlights
During the quarter, the Company opened seven domestic company-operated Shacks, including the Company's first Shack in Detroit, Michigan, a third Shack in Connecticut and a fourth Shack in the California market in Century City. Additionally, the Company also opened seven licensed Shacks, which included Shacks in London at Canary Wharf and Victoria Nova, as well as five additional Shacks in the Middle East.

Location	Type	Opening Date
Darien, CT — Darien	Domestic Company-Operated	January 2
Riyadh, KSA — Rubeen Plaza	International Licensed	January 7
London, United Kingdom — Canary Wharf	International Licensed	January 12
Dubai, UAE — Riverland	International Licensed	January 14
Los Angeles, CA — Century City	Domestic Company-Operated	January 22
Riyadh, KSA — Al Bustan	International Licensed	February 4
London, United Kingdom — Victoria Nova	International Licensed	February 9
Salwa, Kuwait — Al Bidaa	International Licensed	February 18
Detroit, MI — Downtown Detroit	Domestic Company-Operated	February 23
Riyadh, KSA — Alia Plaza	International Licensed	February 25
Lake Grove, NY — Smith Haven Plaza	Domestic Company-Operated	March 7
Washington, DC — Logan Circle	Domestic Company-Operated	March 16
Washington, DC — Navy Yard	Domestic Company-Operated	March 23
Plano, TX — Legacy West	Domestic Company-Operated	March 29
Subsequent to the end of the quarter, the Company opened a fourth Shack on Long Island in Melville, NY, its third international licensed Shack in South Korea at the Doota Mall and a domestic licensed Shack at the Minute Maid Park in Houston.
First Quarter 2017 Review
Total revenue, which includes Shack sales and licensing revenue, increased 41.7% to $76.7 million in the first quarter of 2017, from $54.2 million in the first quarter of 2016. Shack sales for the first quarter of 2017 were $74.2 million compared to $52.2 million in the same quarter last year, an increase of $22.0 million, or 42.2%, due primarily to the opening of 24 new domestic company-operated Shacks, partially offset by same-Shack sales decline of $1.0 million. Licensing revenue for the first quarter was $2.6 million, an increase of 28.9% from $2.0 million in the same quarter last year, due primarily to the opening of new licensed Shacks.
Same-Shack sales decreased 2.5% for the first quarter of 2017 versus 9.9% growth in the first quarter last year. The decline in same-Shack Sales consisted of a 3.4% decrease in guest traffic offset by a combined increase in price and sales mix of 0.9%. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the first quarter of 2017, the comparable Shack base included 32 Shacks versus 20 Shacks for the first quarter of 2016.
Average weekly sales for domestic company-operated Shacks decreased to $86,000 for the first quarter of 2017 compared to $90,000 the same quarter last year, primarily due to the same-Shack sales decline and the addition of more target-volume Shacks to the system.
Shack-level operating profit, a non-GAAP measure, increased 26.9% to $18.7 million for the first quarter of 2017 from $14.7 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 300 basis points to 25.2%, primarily due to increased labor and related expenses resulting from increases in hourly wages that were implemented at the end of fiscal 2016, investments in our management team to support future growth and the impact of certain fixed operating expenses on the lower sales base. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $8.5 million for the first quarter of 2017 from $6.9 million in the same quarter last year. The increase was primarily driven by higher payroll expense from increased headcount at the home office to support future growth plans. As a percentage of total revenue, general and administrative expenses decreased to 11.0% for the first quarter of 2017 from 12.7% in the first quarter last year, primarily due to the increased levels of Shack sales.
Adjusted EBITDA, a non-GAAP measure, increased 28.9% to $12.2 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 150 basis points to 15.9% compared to 17.4% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income attributable to Shake Shack Inc. was $2.3 million, or $0.09 per diluted share, for the first quarter of 2017, compared to $1.5 million, or $0.07 per diluted share, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 30.9% to $3.7 million, or $0.10 per fully exchanged and diluted share during the first quarter of 2017, compared to $2.8 million, or $0.08 per diluted share during the first quarter of 2016. A reconciliation between net income attributable to Shake Shack Inc. and adjusted pro forma net income is included in the accompanying financial data.

Updated 2017 Outlook
For the fiscal year ending December 27, 2017, the Company is providing the following financial outlook:

▪	Total revenue between $351 million and $355 million (vs. $349 million and $353 million).

▪	Same-Shack sales growth to be flat to prior year (vs. 2% to 3%), which includes approximately 1.5% to 2% of menu price increases taken at the end of December.

▪
Increased development schedule and sales expectation for the class of 2017 to be between 23 and 24 new domestic company-operated Shacks (vs. 22 and 23), with average annual sales volumes of at least $3.3 million (vs. $3.2 million) and Shack-level operating profit margins of at least 21%.

▪	Increase to 12, net new licensed Shacks to be opened in fiscal 2017 (vs. 11, net).

▪	Shack-level operating profit margin between 26.5% and 27.5%.

▪	General and administrative expenses between $38 million and $40 million.

▪	Depreciation expense of approximately $22 million.

▪	Interest expense between $1.6 million and $2.0 million.

▪	Adjusted pro forma effective tax rate between 40% and 41% (excluding the impact from the adoption of ASU 2016-09).
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2017 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (800) 500-0177 or for international callers by dialing (719) 457-2600. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 7341721. The replay will be available until May 11, 2017.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. Effective March 29, 2017, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology.
"Average unit volumes" or "AUVs" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUVs are calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization.
“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations. Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Prior period amounts have been restated to conform to the current period computation methodology.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 17 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2017, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements, except that the safe harbor provisions of the PSLRA do not apply to any forward-looking statements relating to the operations of any of the Company's partnerships or limited liability companies. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016, as amended, filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 29, 2017		March 30, 2016
Shack sales	$74,155	96.6%	$52,153	96.3%
Licensing revenue	2,594	3.4%	2,012	3.7%
TOTAL REVENUE	76,749	100.0%	54,165	100.0%
Shack-level operating expenses(1):
Food and paper costs	21,174	28.6%	15,032	28.8%
Labor and related expenses	20,460	27.6%	13,162	25.2%
Other operating expenses	7,665	10.3%	4,919	9.4%
Occupancy and related expenses	6,176	8.3%	4,323	8.3%
General and administrative expenses	8,470	11.0%	6,884	12.7%
Depreciation expense	4,748	6.2%	3,106	5.7%
Pre-opening costs	2,415	3.1%	2,025	3.7%
Loss on disposal of property and equipment	13	—%	—	—%
TOTAL EXPENSES	71,121	92.7%	49,451	91.3%
OPERATING INCOME	5,628	7.3%	4,714	8.7%
Other income, net	195	0.3%	23	—%
Interest expense	(303)	(0.4)%	(87)	(0.2)%
INCOME BEFORE INCOME TAXES	5,520	7.2%	4,650	8.6%
Income tax expense	1,658	2.2%	1,299	2.4%
NET INCOME	3,862	5.0%	3,351	6.2%
Less: net income attributable to non-controlling interests	1,595	2.1%	1,889	3.5%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$2,267	3.0%	$1,462	2.7%
Earnings per share of Class A common stock:
Basic	$0.09		$0.07
Diluted	$0.09		$0.07
Weighted-average shares of Class A common stock outstanding:
Basic	25,376		20,353
Diluted	25,955		20,812

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	March 29, 2017	December 28, 2016
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$15,711	$11,607
Total assets	$555,428	$538,194
Total liabilities	$343,957	$336,841
Total equity	$211,471	$201,353

	Thirteen Weeks Ended
	March 29, 2017	March 30, 2016
SELECTED OPERATING DATA:
Same-Shack sales growth(1)	(2.5)%	9.9%
Shacks in the comparable base(1)	32	20

Shack system-wide sales(2)	$115,316	$83,297

Average weekly sales
Domestic company-operated	$86	$90

Shack-level operating profit(3)	$18,680	$14,717
Shack-level operating profit margin(3)	25.2%	28.2%

Adjusted EBITDA(3)	$12,172	$9,440
Adjusted EBITDA margin(3)	15.9%	17.4%

Capital expenditures	$13,132	$14,128

Shack counts (at end of period):
System-wide	127	88
Domestic company-operated	71	47
Domestic licensed	7	5
International licensed	49	36

(1)
Effective March 29, 2017, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology. The change in methodology had an immaterial impact to the same-Shack sales growth for the thirteen weeks ended March 30, 2016.

(2)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.

(3)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin are not necessarily equivalent to similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 29 2017	March 30 2016
Operating income	$5,628	$4,714
Less:
Licensing revenue	2,594	2,012
Add:
General and administrative expenses	8,470	6,884
Depreciation expense	4,748	3,106
Pre-opening costs	2,415	2,025
Loss on disposal of property and equipment	13	—
Shack-level operating profit	$18,680	$14,717

Total revenue	$76,749	$54,165
Less: licensing revenue	2,594	2,012
Shack sales	$74,155	$52,153

Shack-level operating profit margin	25.2%	28.2%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before net interest, income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and Adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and Adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
(in thousands)	March 29 2017	March 30 2016(1)
Net income	$3,862	$3,351
Depreciation expense	4,748	3,106
Interest expense, net	283	64
Income tax expense	1,658	1,299
EBITDA	10,551	7,820

Equity-based compensation	1,249	1,030
Deferred rent	225	590
Loss on disposal of property and equipment	13	—
Executive transition costs(2)	134	—
ADJUSTED EBITDA	$12,172	$9,440

(1)
The Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Adjusted EBITDA for the fiscal quarter ended March 30, 2016 has been restated to conform to the current period computation methodology.

(2)	Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
(in thousands, except per share amounts)	March 29 2017	March 30 2016
Numerator:
Net income attributable to Shake Shack Inc.	$2,267	$1,462
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,595	1,889
Executive transition costs(2)	134	—
Income tax expense(3)	(321)	(543)
Adjusted pro forma net income	$3,675	$2,808
Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	25,955	20,812
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	11,084	15,900
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,039	36,712
Adjusted pro forma earnings per fully exchanged share—diluted	$0.10	$0.08

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.

(3)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 35.0% and 39.6% for the thirteen weeks ended March 29, 2017 and March 30, 2016, respectively.